EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 22, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Ciena Corporation’s Annual Report on Form 10-K for the year ended October 31, 2011.

/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland
March 23, 2012